Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR MAY 2021

Dallas, Texas, May 7, 2021 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.251570 per unit, payable on May 28, 2021, to unit holders of record on May 17, 2021. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for February 2021 and the gas production for January 2021. Preliminary production volumes are approximately 43,616 barrels of oil and 863,460 Mcf of gas. Preliminary prices are approximately $54.69 per barrel of oil and $2.48 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	43,616	863,460	$54.69	$2.48
Prior Month	50,741	650,124	$49.56	$2.56

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

During the month of April, the respective shelter-at-home/work-from-home orders across the spectrum of the industry has significantly affected the posting of revenues for the Trust, until the following month of May. As adjustments are made accordingly, the functions of the Trust are still being performed, although on a delayed basis. We will continue to strive to make the operations of the Trust and its providers, as fluid as possible.

Due to the timing of the end of the month of April, approximately $756,000 of revenue received will be posted in the following month of May in addition to normal receipts during May. Since the close of business in April and prior to this press release, there has been approximately $2,300,000 in revenue received.

Sabine Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2021, attributable to the Trust from the properties appraised are approximately 6.3 million barrels of oil and 39.8 billion cubic feet of gas with a future net value of approximately $229,432,000 with a discounted value at 10% of $120,769,000. With these estimated quantities of this year’s reserve estimate of 6.3 million barrels of oil and 39.8 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 9 to 12 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 26, 2021 and is available to all unitholders at this time on the SEC website and Sabine’s website.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary are now available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper—SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839